EXHIBIT 99.1

WINNER MEDICAL REPORTS THIRD QUARTER FISCAL 2008 RESULTS

SHENZHEN, China, August 11, 2008 -- Winner Medical Group Inc. (OTC Bulletin Board: WMDG; “Winner Medical”), reported today consolidated financial results for the third quarter of fiscal year 2008, ended June 30, 2008. The Company’s results are detailed in its form 10-Q, filed today with the United States Securities and Exchange Commission.

Third Quarter 2008 Highlights
•	Total net sales revenue grew 29.83% over the third quarter of fiscal 2007 to $23.07 million
•	Gross profit increased by 36.20% over the third quarter of fiscal 2007 to $5.98 million
•	Net income increased by 19.63% over the third quarter of fiscal 2007 to $1.74 million
•	Net income per share for the third quarter of 2008 was $0.04 per basic and diluted share, compared to $0.03 per basic and diluted share for the third quarter of fiscal 2007

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “We are pleased to announce an encouraging quarter, with a nearly 30% increase in revenues and an improved net margin year over year, despite the negative impact of the exchange rate and inflation in China.”

“Our medical care, wound care and home care products continued to lead the growth, particularly in the European and US markets. Our performance is indicative of successful progression of our strategy to focus on sales of our higher margin products to the leading international branded company customer segment, as well as our ability to increase prices across the majority of our product lines to partially offset adverse currency movements. Additionally, we also successfully executed on our strategy to continuously expand our margin profile by focusing on up-selling our products to existing clients in Europe,” Chairman Li remarked.

Chairman Li continued, “We recorded a gradual sequential improvement in PurCotton product line sales in the third quarter. We believe that PurCotton will be a medium- to long-term growth driver for Winner Medical and will continue our investments in the production and marketing of the product.”

Third Quarter 2008 Unaudited Financial Results
Revenue: Winner Medical reported net sales revenue of $23.07 million, a 29.83% increase over the third quarter of fiscal 2007. Sales in Europe and the United States were particularly strong, with continuous increasing orders from existing clients. Revenue from Europe was $10.34 million and revenue from the US was $4.44 million for the three months ended June 30, 2008, increases of 55.47% and 41.50%, respectively, compared to the same period last year. Europe and U.S. accounted for 44.82% and 19.26% of total revenue for Winner Medical in the third quarter.

Gross Profit: For the third quarter of fiscal 2008, gross profit was $5.98 million, an increase of 36.20% over $4.39 million in the same period of fiscal 2007. Gross margin was 25.91%, an increase over the 24.70% achieved in the third quarter of fiscal 2007. The gross margin improvement was mainly due to product price increases, unit product cost decrease as a result of better economies of scale, and improved production management, which enable the Company to reduce material waste.

Other Operating Income: Other operating income decreased $121,000 to a loss of $169,000 for the third quarter of fiscal 2008, from a loss of $48,000 during the third quarter of fiscal 2007. The increased loss in Other operating income was largely due to the higher foreign currency exchange losses plus the mixed effect of income from sales of unused raw materials such as cotton and packing materials, sales of leftover materials, tax refunds for reinvestment of profit, and government subsidies.

Operating Expenses: Selling, general and administrative expenses increased by 35.76% to $3.66 million in the third quarter of fiscal 2008, from $2.69 million in the third quarter of fiscal 2007. During this quarter, the increase of the administrative expenses was mainly due to expenses related to grants of 1 million shares of restricted stock to our management and employees, increased administrative expenses for the Winner Huanggang factory, salary increases and the administrative expenses related to the Sarbanes-Oxley 404 compliance project that began in January 2008.

Income Taxes: The Company’s income tax provision for the three months ended June 30, 2008 was $375,000, up from $93,000 for the same period in 2007. The increase of tax provision was mainly due to a change in the tax rate in our subsidiaries in China as the result of Chinese Income Tax reform effective from January 1, 2008.

Net income: Net income increased by 19.63% to $1.74 million, or $0.04 per basic and diluted share, compared to net income of $1.45 million, or $0.03 per basic and diluted share, for the third quarter of last fiscal year. This increase can be attributed to: an increase of sales revenue during the three months ended June 30, 2008, as compared with the same period last year, product price increases, better economies of scale and improved production management. This is despite the sequential loss of approximately $0.62 million in the third quarter of fiscal 2008, as compared to $0.35 million in the second quarter of fiscal 2008 related to the commencement of trial production of PurCotton in the new Winner Huanggang factory.

Nine Months Ended June 30, 2008 Unaudited Financial Results
Revenue: Winner Medical reported net sales revenue of $60.29 million for the nine months ended June 30, 2008, a 23.61% increase over the nine months ended June 30, 2007. The healthy revenue growth was mainly due to a strong demand environment, particularly in Europe, and the implementation of price increases across the majority of product lines. Revenue from European customers was approximately $27.34 million for the nine months ended June 30, 2008, an increase of 51.68% compared to the same period last year. Europe accounted for 45.35% of total revenue for the nine months ended June 30, 2008.

Gross Profit: Gross profit increased by 25.92% to $14.73 million for the nine months ended June 30, 2008, from $11.67 million in the same period in fiscal 2007. Gross margin was 24.43% for the nine months ended June 30, 2008, an increase from 23.99% in the same period of fiscal 2007. The gross margin increase was mainly due to product price increases, unit product cost decrease as a result of better economies of scale, and improved production management.

Other Operating Income: Other operating income for the nine months ended June 30, 2008, decreased $531,000 to a loss of $268,000, from an income of $263,000 during the nine months ended June 30, 2007. Other operating income mainly consists of income from sales of unused raw materials, such as cotton and packing materials; sales of leftover materials; tax refunds for reinvestment of profit; foreign currency exchange loss, and government subsidies. The decrease was mainly attributable to the foreign exchange loss, which amounted to $301,000 for the nine months ended June 3, 2008. Over 80% of revenue is generated through exports, and over 70% of exports are settled in USD. After Winner Medical’s customers placed orders at an agreed selling price, the RMB appreciated against USD. As a result, the Company suffered a foreign exchange loss on the actual payment date.

Operating Expenses: Selling, general and administrative expenses increased by 37.02%, from $7.72 million in the nine months ended June 30, 2007 to $10.58 million in the nine months ended June 30, 2008. During the nine month period ended June 30, 2008, Winner Medical made an incremental sales and marketing investment in its PurCottonTM product line. Transportation expenses for domestic transport of goods between production facilities and for the shipment of goods outside of China increased due to increased oil costs. Increased administrative expenses are largely a result of expenses related to the grant of 1 million shares of restricted stock to our management and employees, increased administrative expenses for the Winner Huanggang factory, and the negative effect of the south China snowstorms.

Income Taxes: The income tax provision for the nine months ended June 30, 2008 was ($113,000), down from $102,000 in the same period in 2007. After the Company reassessed its tax status, the over-provision of income taxes was written off in the second fiscal quarter of 2008 and 2007.

Net income: For the nine months ended June 30, 2008, net income decreased by 16.17% to $3.47 million, or $0.08 per basic and diluted share, compared to net income of $4.14 million, or $0.09 per basic and diluted share, for the nine months ended June 30, 2007. The net income decrease is mainly attributable to the high fixed expenses related to the commencement of trial production of PurCotton in the new Winner Huanggang factory, which include depreciation, employee salary and training expenses, and resulted in a net loss of approximately $1.19 million for the nine months ended June 30, 2008. In the same period last year, when the Winner Huanggang factory was under construction, the net loss was approximately $67,000. There was an increase of approximately $301,000 in foreign exchange loss compared with the same period last year. In addition, the Company granted 1 million shares of restricted stock to its management and employees pursuant to the Company’s stock incentive plan approved on October 7, 2007; the portion of expenses attributable to such grants for the nine months ended June 30, 2008 was approximately $393,000.

Third Quarter 2008 Operational Highlights
Medical care, Wound care and Home care products:

Europe - Revenue from European customers was approximately $10.34 million for the three months ended June 30, 2008, an increase of 55.47% compared to the same period last year. The strong revenue performance was due to a healthy demand environment as well as a price increase that was implemented across the majority of the Company’s product lines to partially compensate for the adverse US dollar exchange rates. Europe accounted for 44.82% of Winner Medical’s total revenue for the three months ended June 30, 2008. The Company has been gradually shifting resources and services to focus on the larger-sized customer segment and successfully attained a higher order volume from existing customers. As a result, the Company expects revenue from these larger customers to increase in the future.

North and South America - Revenue from customers in the Americas was approximately $4.43 million for the three months ended June 30, 2008, an increase of 41.50% compared to the same period last year. North and South America accounted for 19.26% of total revenue for the three months ended June 30, 2008. The Company has adopted the same strategy in the Americas as it has in Europe: gradually shifting resources and services to focus on the larger-sized customer segment, especially in the United States. As a result, it expects revenue from these larger customers to increase in the future.

Japan- Revenue from Japanese customers was approximately $4 million for the three months ended June 30, 2008, an increase of 32.29% compared to the same period last year. Japan accounted for 17.33% of total revenue for the three months ended June 30, 2008. Again, the strategy to focus on existing larger-sized customer segment contributed to the Company’s revenue performance in this market in the third quarter.

China - During this year, Winner Medical has gradually refined the domestic sales strategies by reducing raw material sales in China and expanding sales of finished products in domestic market. As a result, sales revenue recorded an 8.56% increase to $3.33 million in the third quarter, against $3.07 million in the same period in 2007.  Winner Medical is in the process of expanding its retail sales network in China and building the Winner brand by offering high quality products in the over-the-counter (OTC) retail market. During the third fiscal quarter of 2008, the Company added 4 drug-store chains to its distribution network.

PurCottonTM:

Winner Medical sells its PurCotton products in China, Japan, U.S., and Europe primarily in raw material jumble roll form to domestic manufacturers and providers of consumer products. During the three months ended June 30, 2008, revenue from these products reached approximately $334,000, a 15.6% increase quarter-over-quarter. The product roll out is gradually progressing through various customer approval processes in Japan, the US and Europe.

Recent Development
In July the Company has been notified by the United States Patent and Trademark Office that its method for producing PurCottonTM products was granted a patent. As of July 2008, Winner Medical has been granted patents for its PurCottonTM production method in the U.S., China, Singapore, and Russia. The patent application is also pending in other regions such as Europe, Japan, and the Middle East.

2008 Guidance
The Company maintains its estimate that revenue in fiscal year 2008 will range from $83 million to $85.8 million, an increase of 18% to 22% compared to fiscal year of 2007.

Conference Call
Winner Medical senior management will host a conference call at 5am (Pacific) / 8am (Eastern) / 8pm (Shenzhen/Hong Kong) on Tuesday August 12, 2008 to discuss its 2007/08 third quarter results and recent business developments. The conference call may be accessed by calling (US) 800-510-0178, (China) 10-800-130-0399 or (HK) ###-##-####; Passcode: 43185903. A telephone replay will be available shortly after the call until August 19, 2008 at (US) 888 286 8010 or (International) +1-617-801-6888; Passcode: 64048205.

About Winner Medical

Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry (medical and wound care products) in China. Headquartered in Shenzhen, the Company has eight wholly-owned manufacturing and distribution facilities, four joint-venture factories and over 5,000 employees. The Company engages in the manufacture, sale, research, and development of medical care products, wound care products, home care products and PurCottonTM products, a nonwoven fabric made from 100% natural cotton. The products are sold world-wide, with Europe, the U.S. and Japan serving as the top three markets. The Company currently holds 38 patents and patent applications in various products and manufacturing processes and is one of the few Chinese companies licensed with the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical's web site www.winnermedical.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Investor Relations Contacts:
Peng Zhai
Investor Relations Specialist
Winner Medical Group Inc.
Tel: +86-755-2806-6858
Email: peng.zhai@winnermedical.com

Hong Kong
Pamela Leung
Taylor Rafferty
Tel: +852-3196-3712
Email: winnermedical@taylor-rafferty.com

United States
Delia Cannan
Taylor Rafferty
Tel: +1-212-889-4350
Email: winnermedical@taylor-rafferty.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended June 30		Nine months ended June 30
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	US$	US$	US$	US$

Net sales	23,073,575	17,772,176	60,287,476	48,770,857

Cost of sales	(17,094,433)	(13,382,573)	(45,556,952)	(37,072,134)
Gross profit	5,979,142	4,389,603	14,730,524	11,698,723

Other operating (loss) income, net	(168,961)	(48,225)	(268,290)	263,326
Selling, general and administrative expenses	(3,655,928)	(2,692,916)	(10,581,098)	(7,722,040)

Income from operations	2,154,253	1,648,462	3,881,136	4,240,009
Interest income	13,591	5,355	32,328	15,664
Interest expense	(196,275)	(113,391)	(435,140)	(290,752)
Equity in earnings of 50 percent or less owned persons	15,766	50,204	39,731	135,749
Income before income taxes and minority interests	1,987,335	1,590,630	3,518,055	4,100,670

Income taxes	(271,384)	(93,387)	(112,801)	102,765
Income before minority interests	1,715,951	1,497,243	3,405,254	4,203,435

Minority interests	20,902	(45,081)	63,903	(65,828)
Net income	1,736,853	1,452,162	3,469,157	4,137,607

Other comprehensive income
Foreign currency translation difference	1,433,644	893,823	5,773,517	2,142,637

Comprehensive income	3,170,497	2,345,985	9,242,674	6,280,244

Net income per share
- basic	0.04	0.03	0.08	0.09
- diluted	0.04	0.03	0.08	0.09

Weighted average common stock outstanding
- basic	44,727,171	44,677,171	44,727,171	44,677,171
- diluted	44,849,292	44,677,171	44,677,171	44,677,171

Winner Medical Group Inc.
Consolidated Balance Sheets

	June 30	September 30
	2008	2007
	(Unaudited)
	US$	US$
ASSETS

Current assets:
Cash and cash equivalents	4,547,462	6,377,488
Accounts receivable, less allowances for doubtful accounts of US$108,016 and US$36,832 at June 30, 2008 and September 30, 2007, respectively	11,701,429	11,279,810
Amounts due from affiliated companies	518,385	405,919
Inventories	16,046,553	11,483,442
Prepaid expenses and other current assets	5,853,835	6,631,492
Income taxes recoverable	120,574	94,698
Deferred tax assets	266,696	192,088
Total current assets	39,054,934	36,464,937

Property, plant and equipment, net	56,446,729	46,827,013
Investment in equity investees	1,465,284	1,425,550
Intangible assets, net	129,771	130,513
Prepaid expenses and deposits	278,521	246,578
Deferred tax assets	121,178	26,744
Total assets	97,496,417	85,121,335

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	16,009,393	12,781,595
Accounts payable	5,936,115	7,305,581
Accrued payroll and employee benefits	1,511,358	1,299,342
Customer deposits	362,335	362,900
Other accrued liabilities	2,238,924	1,990,871
Amounts due to affiliated companies	218,898	41,809
Income taxes payable	334,432	303,592
Total current liabilities	26,611,455	24,085,690

Deferred tax liabilities	41,717	22,857
Total liabilities	26,653,172	24,108,547

Commitments and contingencies

Minority interests	185,164	191,131

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 issued and outstanding June 30, 2008 - 44,727,171 shares; September 30, 2007 - 44,677,171 shares	44,727	44,677
Additional paid-in capital	30,854,247	30,260,547
Retained earnings	27,585,211	24,116,054
Statutory reserves	1,914,344	1,914,344
Accumulated other comprehensive income	10,259,552	4,486,035
Total stockholders’ equity	70,658,081	60,821,657
Total liabilities and stockholders’ equity	97,496,417	85,121,335